 EXHIBIT 99.1

(AUTOZONE(R) Logo)

123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005
Media contact: Eric Epperson (901) 495-7307

AUTOZONE REPORTS 3RD QUARTER EPS OF $.50, UP 28%

Memphis, Tenn (May 19, 2000) -- AutoZone, Inc. (NYSE symbol: AZO), today reported diluted earnings per share of $.50 for its third fiscal quarter ended May 6, 2000, up 28% from $.39 per share for the prior year quarter ended May 8, 1999. Net income for the quarter was $67.3 million, an increase of 15% from $58.7 million in the prior year quarter. As previously reported, sales were $1.06 billion for the quarter up 9% from sales of $970 million on the prior year quarter. Same store sales, or sales for domestic auto parts stores open at least one year, increased 6% for the quarter.
On a year-to-date basis, diluted earnings per share for the 36-week period increased 22% to $1.18 from $.97. Year-to-date net income increased 11% to $162.4 million compared to $146.1 million in 1999. Year-to-date sales rose 10% to $2.99 billion from $2.72 billion in the prior year. Year-to-date comparable store sales increased 6% in fiscal 2000 and 1999.
"We've got great momentum heading into our seasonally strongest quarter," said John C. Adams Jr., chairman and chief executive officer. "We're especially pleased with the results of our acquired stores. For the former Chief stores, we're looking forward to their first full summer with the AutoZone name, merchandise and trademark customer service."

During the quarter, AutoZone opened 17 new and replaced 3 auto parts stores in the U.S. and opened 2 stores in Mexico. Year-to-date, AutoZone has opened 145 new auto parts stores in the U.S. and 7 in Mexico, replaced 19 stores, and closed 2 former Chief stores. In addition, AutoZone opened 1 new and 1 replacement TruckPro store during the quarter, for year-to-date totals of 2 new stores and 4 replacements.

At the end of the quarter, aggregate share repurchases under the share repurchase program totaled $907 million and 34.6 million shares including $300 million and 11.9 million shares under forward purchase contracts. Currently the total share repurchase authorization is $1 billion.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,854 AutoZone stores in 41 states and the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 48 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA and diagnostic and repair information through alldatadiy.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 28, 1999 for more details.

AUTOZONE FISCAL THIRD QUARTER FINANCIAL HIGHLIGHTS
(In Thousands, Except Per-Share Data)

	12 Weeks Ended May 6, 2000	12 Weeks Ended May 8, 1999
Net sales	$1,059,415	$970,236
Gross profit	$449,918	$408,933
Operating profit	$126,684	$104,312
Income before income taxes	$109,265	$ 93,135
Net income	$ 67,265	$ 58,735
Net income per share:
Basic	$0.50	$0.39
Diluted	$0.50	$0.39
Weighted average shares:
Basic	133,322	149,132
Diluted	134,424	150,729

	36 Weeks Ended May 6, 2000	36 Weeks Ended May 8, 1999
Net Sales	$2,990,051	$ 2,723,723
Gross profit	$1,259,861	$ 1,138,908
Operating profit	$ 312,445	$ 261,400
Income before income taxes	$ 263,970	$ 231,474
Net income	$ 162,370	$ 146,074
Net income per share:
Basic	$1.19	$0.97
Diluted	$1.18	$0.97
Weighted average shares:
Basic	136,880	149,941
Diluted	137,855	151,322